EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
R.G. Barry Corporation:
We consent to the incorporation by reference in Registration Statements (Nos. 33-23567, 33-67596, 33-83252, 333-06875, 333-28671, 333-81105, 333-90544, 333-111100 and 333-131672) on Form S-8 of R.G. Barry Corporation of our reports dated September 20, 2007, relating to the consolidated balance sheets of R.G. Barry Corporation and subsidiaries as of June 30, 2007, July 1, 2006 and December 31, 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended June 30, 2007, for the six months ended July 1, 2006 (the transition period 2006), and for each of the years in the two-year period ended December 31, 2005 and all related financial statement schedules, which reports appear in the annual report to shareholders of R.G. Barry Corporation for the fiscal year ended June 30, 2007 and is included in and incorporated by reference into the Annual Report on Form 10-K of R.G. Barry Corporation for the fiscal year ended June 30, 2007.
Our report refers to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” effective January 1, 2006.
/s/ KPMG LLP
Columbus, Ohio
September 20, 2007